As filed with the Securities and Exchange Commission on March 12, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANMINA-SCI CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	77-0228183
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

2009 INCENTIVE PLAN

(Full title of the plan)

Jure Sola

Chief Executive Officer

SANMINA-SCI CORPORATION

2700 North First Street

San Jose, California 95134

(408) 964-3500

(Name , address, and telephone number, including are code, of agent for service)

Copy to:

Jon Layman, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA  94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,700,000 shares	$17.415	$47,020,500	$3,352.56

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2009 Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.

(2)   Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ National Market on March 9, 2010.

Statement Under General Instruction E
Registration of Additional Securities

This Registration Statement registers additional shares of Sanmina-SCI Corporation’s Common Stock to be issued pursuant to Sanmina-SCI Corporation’s 2009 Incentive Plan.  Unless noted herein, the contents of Sanmina-SCI Corporation’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2009 (File No. 333-157099) are incorporated by reference into this Registration Statement.

SANMINA-SCI CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by Sanmina-SCI Corporation (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009 filed with the Commission on December 1, 2009 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including portions of the Registrant’s Proxy Statement for the 2010 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein.

(b)   The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2010 filed with the Commission on February 5, 2010 pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c)   The Registrant’s Current Report on Form 8-K filed with the Commission on October 15, 2009.

(d)   The Registrant’s Current Report on Form 8-K filed with the Commission on October 16, 2009.

(e)   The Registrant’s Current Report on Form 8-K filed with the Commission on December 4, 2009.

(f)    The Registrant’s Current Report on Form 8-K filed with the Commission on December 11, 2009.

(g)   The Registrant’s Current Report on Form 8-K filed with the Commission on February 11, 2010.

(h)   The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 19, 1993 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

(i)    The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on May 25, 2001 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

Mario M. Rosati, a member of the law firm Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) and a director of the Registrant, beneficially owned as of November 30, 2009, an aggregate of 18,210 shares of the Registrant’s Common Stock. Mr. Rosati also holds options to purchase and rights to acquire 23,252 shares of the Registrant’s Common Stock. WSGR is giving an opinion upon the validity of the shares being registered.

Item 8.  Exhibits.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.37	2009 Incentive Plan, as amended.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 12th day of March, 2010.

SANMINA-SCI CORPORATION

By:	/s/ Michael R. Tyler
Michael R. Tyler
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Jure Sola and Michael R. Tyler, and each one of them individually, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jure Sola	Chief Executive Officer and Director	March 12, 2010
Jure Sola	(Principal Executive Officer)

/s/ Robert K. Eulau	Chief Financial Officer (Principal Financial Officer)	March 12, 2010
Robert K. Eulau

/s/ Todd Schull	Senior Vice President and Corporate Controller	March 12, 2010
Todd Schull	(Principal Accounting Officer)

/s/ Neil R. Bonke	Director	March 3, 2010
Neil R. Bonke

/s/ Alain Couder	Director	March 9, 2010
Alain Couder

/s/ John P. Goldsberry	Director	March 12, 2010
John P. Goldsberry

Signature	Title	Date

/s/ Joseph G. Licata, Jr.	Director	March 5, 2010
Joseph G. Licata, Jr.

/s/ Jean Manas	Director	March 8, 2010
Jean Manas

/s/ Mario M. Rosati	Director	March 12, 2010
Mario M. Rosati

/s/ A. Eugene Sapp, Jr.	Director	March 7, 2010
A. Eugene Sapp, Jr.

/s/ Wayne Shortridge	Director	March 4, 2010
Wayne Shortridge

/s/ Jackie M. Ward	Director	March 12, 2010
Jackie M. Ward

INDEX TO EXHIBITS

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.37	2009 Incentive Plan, as amended.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).